Exhibit 15.1
The Board of Directors and Stockholders
AutoZone, Inc.
We are aware of the incorporation by reference in the Registration Statement (Form S-3 expected to be filed on July 29, 2008) of AutoZone, Inc. of our reports dated December 11, 2007, March 10, 2008 and June 10, 2008 relating to the unaudited condensed consolidated interim financial statements of AutoZone, Inc. that are included in its Forms 10-Q for the quarters ended November 17, 2007 (as amended), February 9, 2008 and May 3, 2008.
/s/ Ernst & Young LLP
Memphis, Tennessee
July 28, 2008